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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Favrille, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
312088 40 4
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	312088 40 4	Page	2	of	32

1	NAMES OF REPORTING PERSONS: Alloy Ventures 2000, LLC (“Alloy 2000”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		2,327,472 shares, 1,689,486 shares are directly owned by Alloy Ventures 2000, L.P. (“Alloy Ventures”), 348,350 shares are directly owned by Alloy Investors 2000, L.P. (“Alloy Investors”), 203,046 shares are directly owned by Alloy Corporate 2000, L.P. (“Alloy Corporate”) and 86,590 shares are directly owned by Alloy Partners 2000, L.P. (“Alloy Partners”). Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,327,472 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to vote these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,327,472 shares, 1,689,486 shares are directly owned by Alloy Ventures, 348,350 shares are directly owned by Alloy Investors, 203,046 shares are directly owned by Alloy Corporate and 86,590 shares are directly owned by Alloy Partners. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole dispositive power to dispose of these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

2,327,472 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,327,472 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

8.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	312088 40 4	Page	3	of	32

1	NAMES OF REPORTING PERSONS: Alloy Ventures 2005, LLC (“Alloy 2005”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		1,924,905 shares, 1,425,856 shares are owned directly by Alloy Ventures 2005, L.P. (“Alloy Ventures 2005”) and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2005 is the general partner of Alloy Ventures 2005 and may have sole voting power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,924,905 shares, Craig Taylor, John F. Shoch, Douglas E. Kelly, J. Leighton Read, Daniel I. Rubin, Tony Di Bona, Ammar H. Hanafi and Michael W Hunkapiller are the managing members of Alloy 2005 and may be deemed to have shared power to vote these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,924,905 shares, 1,425,856 shares are owned directly by Alloy Ventures 2005 and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2005 is the general partner of Alloy Ventures 2005 and may have sole dispositive power to dispose of these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

1,924,905 shares, Craig Taylor, John F. Shoch, Douglas E. Kelly, J. Leighton Read, Daniel I. Rubin, Tony Di Bona, Ammar H. Hanafi and Michael W Hunkapiller are the managing members of Alloy 2005 and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,924,905 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.62%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	312088 40 4	Page	4	of	32

1	NAMES OF REPORTING PERSONS: Alloy Ventures 2005, L.P. (“Alloy Ventures 2005”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		1,924,905 shares. Alloy Ventures 2005 LLC (“Alloy 2005”), the general partner of Alloy Ventures 2005, may be deemed to have sole voting power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,924,905 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona, J. Leighton Read, Daniel I. Rubin, Ammar H. Hanafi and Michael W. Hunkapiller are the managing members of Alloy 2005 and may be deemed to have shared power to vote these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,924,905 shares. Alloy 2005, the general partner of Alloy Ventures 2005, may be deemed to have sole dispositive power to dispose of these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

1,924,905 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona, J. Leighton Read, Daniel I. Rubin, Ammar H. Hanafi and Michael W. Hunkapiller are the managing members of Alloy 2005 and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,924,905 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.62%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	312088 40 4	Page	5	of	32

1	NAMES OF REPORTING PERSONS: Alloy Ventures 2000, L.P. (“Alloy Ventures”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): Tax I.D. Number: 77-0539231

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		1,689,486 shares. Alloy Ventures 2000, LLC (“Alloy 2000”), the general partner of Alloy Ventures, may be deemed to have sole voting power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,689,486 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to vote these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,689,486 shares. Alloy 2000, the general partner of Alloy Ventures, may be deemed to have sole dispositive power to dispose of these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

1,689,486 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,689,486 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	312088 40 4	Page	6	of	32

1	NAMES OF REPORTING PERSONS: Alloy Investors 2000, L.P. (“Alloy Investors”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Tax I.D. Number: 77-0539235

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		348,350 shares. Alloy Ventures 2000, LLC (“Alloy 2000”), the general partner of Alloy Investors, may be deemed to have sole voting power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		348,350 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to vote these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		348,350 shares. Alloy 2000, the general partner of Alloy Investors, may be deemed to have sole dispositive power to dispose of these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

348,350 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

348,350 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

1.19%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	312088 40 4	Page	7	of	32

1	NAMES OF REPORTING PERSONS: Alloy Corporate 2000, L.P. (“Alloy Corporate”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Tax I.D. Number: 77-0539236

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		203,046 shares. Alloy Ventures 2000, LLC (“Alloy 2000”), the general partner of Alloy Corporate, may be deemed to have sole voting power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		203,046 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to vote these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		203,046 shares. Alloy 2000, the general partner of Alloy Corporate, may be deemed to have sole dispositive power to dispose of these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

203,046 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

203,046 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.69%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	312088 40 4	Page	8	of	32

1	NAMES OF REPORTING PERSONS: Alloy Partners 2000, L.P. (“Alloy Partners”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Tax I.D. Number: 77-0539233

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		86,590 shares. Alloy Ventures 2000, LLC (“Alloy 2000”), the general partner of Alloy Partners, may be deemed to have sole voting power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		86,590 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to vote these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		86,590 shares. Alloy 2000, the general partner of Alloy Partners, may be deemed to have sole dispositive power to dispose of these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

86,590 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

86,590 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.29%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	312088 40 4	Page	9	of	32

1	NAMES OF REPORTING PERSONS: Alloy Annex I, LLC (“Annex”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		505,052 shares, 505,052 shares are owned directly by Alloy Annex I, L.P. (“Alloy Annex”). Annex is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		505,052 shares, Craig Taylor, John F. Shoch, Douglas E. Kelly, J. Leighton Read, Daniel I. Rubin and Tony Di Bona, are the managing members of Annex and may be deemed to have shared power to vote these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		505,052 shares, 505,052 shares are owned directly by Alloy Annex. Annex is the general partner of Alloy Annex and may be deemed to have sole dispositive power to dispose of these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

505,052 shares, Craig Taylor, John F. Shoch, Douglas E. Kelly, J. Leighton Read, Daniel I. Rubin, Tony Di Bona, Ammar H. Hanafi and Michael W Hunkapiller are the managing members of Annex and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

505,052 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

1.74%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

CUSIP No.	312088 40 4	Page	10	of	32

1	NAMES OF REPORTING PERSONS: Alloy Annex I, L.P. (“Alloy Annex”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Tax I.D. Number:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		505,052 shares. Alloy Annex I, LLC (“Annex”) is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		505,052 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona, J. Leighton Read and Daniel I. Rubin, the managing members of Annex may be deemed to have shared power to vote these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		505,052 shares, Annex is the general partner of Alloy Annex and may be deemed to have sole dispositive power to dispose of these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

505,052 shares, Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona, J. Leighton Read and Daniel I. Rubin, the managing members of Annex, may be deemed to have shared power to vote these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

505,052 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	312088 40 4	Page	11	of	32

1	NAMES OF REPORTING PERSONS: Craig Taylor (“Taylor”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		4,757,429 shares, 1,689,486 shares are directly owned by Alloy Ventures 2000, L.P. (“Alloy Ventures”), 348,350 shares are directly owned by Alloy Investors 2000, L.P. (“Alloy Investors”), 203,046 shares are directly owned by Alloy Corporate 2000, L.P. (“Alloy Corporate”), 86,590 shares are directly owned by Alloy Partners 2000, L.P. (“Alloy Partners”), 505,052 shares are owned directly by Alloy Annex I, L.P. (“Alloy Annex”), 1,425,856 shares are owned directly by Alloy Ventures 2005, L.P. (“Alloy Ventures 2005”) and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote these shares. Alloy Annex, LLC (“Annex”) is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares. Alloy Ventures 2005, LLC (“Alloy 2005”) is the general partner of Alloy Ventures 2005 and may be deemed to have sole voting power to vote these shares. Taylor, a managing member of Alloy 2000, Annex and Alloy 2005, may be deemed to have shared power to vote all of these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		4,757,429 shares, 1,689,486 shares are directly owned by Alloy Ventures, 348,350 shares are directly owned by Alloy Investors, 203,046 shares are directly owned by Alloy Corporate, 86,590 shares are directly owned by Alloy Partners, 505,052 shares are owned directly by Alloy Annex, 1,425,856 shares are owned directly by Alloy Ventures 2005 and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole dispositive power to dispose of these shares. Annex, the general partner of Alloy Annex, may be deemed to have sole dispositive power to dispose of these shares. Alloy 5000, the general partner of Alloy Ventures 2005, may be deemed to have sole dispositive power to dispose of these shares. Taylor, a managing member of Alloy 2000, Annex and Alloy 2005, may be deemed to have shared power to dispose of all of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	4,757,429 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	16.37%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	312088 40 4	Page	12	of	32

1	NAMES OF REPORTING PERSONS: Douglas E. Kelly (“Kelly”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

NUMBER OF		45,274 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		4,757,429 shares, 1,689,486 shares are directly owned by Alloy Ventures 2000, L.P. (“Alloy Ventures”), 348,350 shares are directly owned by Alloy Investors 2000, L.P. (“Alloy Investors”), 203,046 shares are directly owned by Alloy Corporate 2000, L.P. (“Alloy Corporate”), 86,590 shares are directly owned by Alloy Partners 2000, L.P. (“Alloy Partners”), 505,052 shares are owned directly by Alloy Annex I, L.P. (“Alloy Annex”), 1,425,856 shares are owned directly by Alloy Ventures 2005, L.P. (“Alloy Ventures 2005”) and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote these shares. Alloy Annex I, LLC (“Annex”) is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares. Alloy Ventures 2005, LLC (“Alloy 2005”) is the general partner of Alloy Ventures 2005 and may be deemed to have sole power to vote these shares. Kelly, a managing member of Alloy 2000, Annex and Alloy 2005, may be deemed to have shared power to vote all of these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		45,274 shares

WITH:	8	SHARED DISPOSITIVE POWER:

4,757,429 shares, 1,689,486 shares are directly owned by Alloy Ventures, 348,350 shares are directly owned by Alloy Investors, 203,046 shares are directly owned by Alloy Corporate, 86,590 shares are directly owned by Alloy Partners, 505,052 shares are owned directly by Alloy Annex, 1,425,856 shares are owned directly by Alloy Ventures 2005 and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole dispositive power to dispose of these shares. Annex is the general partner of Alloy Annex and may be deemed to have sole dispositive power to dispose of these shares. Alloy 2005 is the general partner of Alloy Ventures 2005 and may be deemed to have sole dispositive power to dispose of these shares. Kelly, a managing member of Alloy 2000, Annex and Alloy 2005, may be deemed to have shared power to dispose of all of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

4,802,703 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.53%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	312088 40 4	Page	13	of	32

1	NAMES OF REPORTING PERSONS: John F. Shoch (“Shoch”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		4,757,429 shares, 1,689,486 shares are directly owned by Alloy Ventures 2000, L.P. (“Alloy Ventures”), 348,350 shares are directly owned by Alloy Investors 2000, L.P. (“Alloy Investors”), 203,046 shares are directly owned by Alloy Corporate 2000, L.P. (“Alloy Corporate”), 86,590 shares are directly owned by Alloy Partners 2000, L.P. (“Alloy Partners”), 505,052 shares are owned directly by Alloy Annex I, L.P. (“Alloy Annex”), 1,425,856 shares are owned directly by Alloy Ventures 2005, L.P. (“Alloy Ventures 2005”) and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote these shares. Alloy Annex I, LLC (“Annex”) is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares. Alloy Ventures 2005, LLC (“Alloy 2005”) is the general partner of Alloy Ventures 2005 and may be deemed to have sole voting power to vote these shares. Shoch, a managing member of Alloy 2000, Annex and Alloy 2005, may be deemed to have shared power to vote all of these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		4,757,429 shares, 1,689,486 shares are directly owned by Alloy Ventures, 348,350 shares are directly owned by Alloy Investors, 203,046 shares are directly owned by Alloy Corporate, 86,590 shares are directly owned by Alloy Partners, 505,052 shares are owned directly by Alloy Annex, 1,425,856 shares are owned directly by Alloy Ventures 2005 and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole dispositive power to dispose of these shares. Annex is the general partner of Alloy Annex and may be deemed to have sole dispositive power to dispose of these shares. Alloy 2005 is the general partner of Alloy Ventures 2005 and may be deemed to have sole dispositive power to dispose of these shares. Shoch, a managing member of Alloy 200, Annex and Alloy 2005, may be deemed to have shared power to dispose of all these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	4,757,429 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	16.37%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	312088 40 4	Page	14	of	32

1	NAMES OF REPORTING PERSONS: Tony Di Bona (“Di Bona”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Australia

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		4,757,429 shares, 1,689,486 shares are directly owned by Alloy Ventures 2000, L.P. (“Alloy Ventures”), 348,350 shares are directly owned by Alloy Investors 2000, L.P. (“Alloy Investors”), 203,046 shares are directly owned by Alloy Corporate 2000, L.P. (“Alloy Corporate”), 86,590 shares are directly owned by Alloy Partners 2000, L.P. (“Alloy Partners”), 505,052 shares are owned directly by Alloy Annex I, L.P. (“Alloy Annex”), 1,425,856 shares are owned directly by Alloy Ventures 2005, L.P. (“Alloy Ventures 2005”) and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote these shares. Alloy Annex I, LLC (“Annex”) is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares. Alloy Ventures 2005, LLC (“Alloy 2005”) is the general partner of Alloy Ventures 2005 and may be deemed to have sole voting power to vote these shares. Di Bona, a managing member of Alloy 2000, Annex and Alloy 2005, may be deemed to have shared power to vote all of these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		4,757,429 shares, 1,689,486 shares are directly owned by Alloy Ventures, 348,350 shares are directly owned by Alloy Investors, 203,046 shares are directly owned by Alloy Corporate, 86,590 shares are directly owned by Alloy Partners, 505,052 shares are owned directly by Alloy Annex, 1,425,856 shares are owned directly by Alloy Ventures 2005 and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole dispositive power to dispose of these shares. Annex is the general partner of Alloy Annex and may be deemed to have sole dispositive power to dispose of these shares. Alloy 2005 is the general partner of Alloy Ventures 2005 and may be deemed to have sole dispositive power to dispose of these shares. Di Bona, a managing member of Alloy 2000, Annex and Alloy 2005, may be deemed to have shared power to dispose of all of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	4,757,429 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	16.37%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	312088 40 4	Page	15	of	32

1	NAMES OF REPORTING PERSONS: J. Leighton Read (“Read”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		4,757,429 shares, 1,689,486 shares are directly owned by Alloy Ventures 2000, L.P. (“Alloy Ventures”), 348,350 shares are directly owned by Alloy Investors 2000, L.P. (“Alloy Investors”), 203,046 shares are directly owned by Alloy Corporate 2000, L.P. (“Alloy Corporate”), 86,590 shares are directly owned by Alloy Partners 2000, L.P. (“Alloy Partners”), 505,052 shares are owned directly by Alloy Annex I, L.P. (“Alloy Annex”), 1,425,856 shares are owned directly by Alloy Ventures 2005, L.P. (“Alloy Ventures 2005”) and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote these shares. Alloy Annex I, LLC (“Annex”) is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares. Alloy Ventures 2005, LLC (“Alloy 2005”) is the general partner of Alloy Ventures 2005 and may be deemed to have sole voting power to vote these shares. Read, a managing member of Alloy 2000, Annex and Alloy 2005, may be deemed to have shared power to vote all of these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		4,757,429 shares, 1,689,486 shares are directly owned by Alloy Ventures, 348,350 shares are directly owned by Alloy Investors, 203,046 shares are directly owned by Alloy Corporate, 86,590 shares are directly owned by Alloy Partners, 505,052 shares are owned directly by Alloy Annex, 1,425,856 shares are owned directly by Alloy Ventures 2005 and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole dispositive power to dispose of these shares. Annex is the general partner of Alloy Annex and may be deemed to have sole dispositive power to dispose of these shares. Alloy 2005 is the general partner of Alloy Ventures 2005 and may be deemed to have sole dispositive power to dispose of these shares. Read, a managing member of Alloy 2000, Annex and Alloy 2005, may be deemed to have shared power to vote all of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	4,757,429 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	16.37%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	312088 40 4	Page	16	of	32

1	NAMES OF REPORTING PERSONS: Ammar H. Hanafi (“Hanafi”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,924,905, 1,425,856 shares are owned directly by Alloy Ventures 2005, L.P. (“Alloy Ventures 2005”) and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy Ventures 2005, LLC (“Alloy 2005”) is the general partner of Alloy Ventures 2005 and may be deemed to have sole voting power to vote these shares. Hanafi, a managing member of Alloy 2005, may be deemed to have shared power to vote all of these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,924,905, 1,425,856 shares are owned directly by Alloy Ventures 2005, and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2005 is the general partner of Alloy Ventures 2005 and may be deemed to have sole dispositive power to dispose of these shares. Hanafi, a managing member of Alloy 2005, may be deemed to have shared power to dispose of all of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,924,905 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.62%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	312088 40 4	Page	17	of	32

1	NAMES OF REPORTING PERSONS: Michael W. Hunkapiller (“Hunkapiller”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,924,905, 1,425,856 shares are owned directly by Alloy Ventures 2005, L.P. (“Alloy Ventures 2005”) and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy Ventures 2005, LLC (“Alloy 2005”) is the general partner of Alloy Ventures 2005 and may be deemed to have sole voting power to vote these shares. Hunkapiller, a managing member of Alloy 2005, may be deemed to have shared power to vote all of these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,924,905, 1,425,856 shares are owned directly by Alloy Ventures 2005 and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy 2005 is the general partner of Alloy Ventures 2005 and may be deemed to have sole dispositive power to dispose of these shares. Hunkapillar, a managing member of Alloy 2005, may be deemed to have shared power to dispose of all these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,924,905 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.62%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	312088 40 4	Page	18	of	32

1	NAMES OF REPORTING PERSONS: Daniel I. Rubin (“Rubin”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,429,957 shares, 505,052 shares are directly owned by Alloy Annex I, L.P. (“Alloy Annex”). 1,425,856 shares are owned directly by Alloy Ventures 2005, L.P. (“Alloy Ventures 2005”) and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy Annex I, LLC (“Annex”) is the general partner of Alloy Annex and Alloy Ventures 2005, LLC (“Alloy 2005”) is the general partner of Alloy Ventures 2005 and each may be deemed to have sole voting power to vote the respective shares. Rubin, a managing member of Annex and Alloy 2005, may be deemed to have shared power to vote these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,429,957 shares, 505,052 shares are directly owned by Alloy Annex, 1,425,856 shares are owned directly by Alloy Ventures 2005 and 499,049 shares represented by a warrant to immediately acquire such shares held directly by Alloy Ventures 2005. Alloy Annex I, LLC (“Annex”) is the general partner of Alloy Annex and Alloy Ventures 2005, LLC (“Alloy 2005”) is the general partner of Alloy Ventures 2005 and each may be deemed to have sole dispositive power to dispose of the respective shares. Rubin, a managing member of Annex and Alloy 2005, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,429,957 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.36%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

(a)	Favrille, Inc.

(b)	10421 Pacific Center Court, Suite 150 San Diego, CA 92121

(c)	Name of Person Filing Exhibit A is hereby incorporated by reference

(d)	Address of Principal Business Office or, if none, Residence See Exhibit A

(e)	Citizenship See Exhibit A

(f)	Title of Class of Securities Common Stock

(g)	CUSIP Number 312088 40 4

Item 2.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J) Not applicable
Item 3. Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount Beneficially Owned:

See Exhibit B which is hereby incorporated by reference and related pages 3 to 31.

(b)	Percent of Class:

See Exhibit B which is hereby incorporated by reference and related pages 3 to 31.

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote See Footnote ***

(ii)	Shared power to vote or to direct the vote See Footnote ***

(iii)	Sole power to dispose or to direct the disposition of See Footnote ***

(iv)	Shared power to dispose or to direct the disposition of See Footnote ***

***	See Exhibit B which is hereby incorporated by reference and related pages 3 to 31.
Item 4. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
Item 5. Ownership of More than Five Percent on Behalf of Another Person
     Not Applicable

Item 6.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     Not Applicable
Item 7. Identification and Classification of Members of the Group
     Not Applicable
Item 8. Notice of Dissolution of a Group
     Not Applicable
Item 9. Certification
     Not Applicable

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 12, 2007
Date

ALLOY VENTURES 2000, LLC

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member

ALLOY VENTURES 2000, L.P.

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Ventures 2000, L.P.

ALLOY INVESTORS 2000, L.P.

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Investors 2000, L.P.

ALLOY CORPORATE 2000, L.P.

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Corporate 2000, L.P.

ALLOY PARTNERS 2000, L.P.

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Partners 2000, L.P.

ALLOY ANNEX I, LLC

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member

ALLOY ANNEX I, L.P.

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member of Alloy Annex I, LLC, the general partner of Alloy Annex I, L.P.

Alloy Ventures 2005, LLC

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member

Alloy Ventures 2005, L.P.

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member of Alloy Ventures 2005, LLC the general partner of Alloy Ventures 2005, L.P.

/s/ Tony Di Bona, Authorized Signer

CRAIG TAYLOR

/s/ Tony Di Bona, Authorized Signer

DOUGLAS E. KELLY

/s/ Tony Di Bona, Authorized Signer

JOHN F. SHOCH

/s/ Tony Di Bona

TONY DI BONA

/s/ Tony Di Bona, Authorized Signer

J. LEIGHTON READ

/s/ Tony Di Bona, Authorized Signer

DANIEL I. RUBIN

/s/ Tony Di Bona, Authorized Signer

AMMAR H. HANAFI

/s/ Tony Di Bona, Authorized Signer

MICHAEL W. HUNKAPILLER

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Favrille, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
Executed this 12th day of February, 2007.

ALLOY VENTURES 2000, LLC

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member

ALLOY VENTURES 2000, L.P.

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Ventures 2000, L.P.

ALLOY INVESTORS 2000, L.P.

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Investors 2000, L.P.

ALLOY CORPORATE 2000, L.P.

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Corporate 2000, L.P.

ALLOY PARTNERS 2000, L.P.

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Partners 2000, L.P.

ALLOY ANNEX I, LLC

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member

ALLOY ANNEX I, L.P.

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member of Alloy Annex I, LLC, the general partner of Alloy Annex I, L.P.

Alloy Ventures 2005 LLC

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member

Alloy Ventures 2005 L.P.

By:	/s/ Tony Di Bona

Tony Di Bona, Managing Member of Alloy Ventures 2005 LLC the general partner of Alloy Ventures 2005 L.P.

/s/ Tony Di Bona, Authorized Signer

CRAIG TAYLOR

/s/ Tony Di Bona, Authorized Signer

DOUGLAS E. KELLY

/s/ Tony Di Bona, Authorized Signer

JOHN F. SHOCH

/s/ Tony Di Bona

TONY DI BONA

/s/ Tony Di Bona, Authorized Signer

J. LEIGHTON READ

/s/ Tony Di Bona, Authorized Signer

DANIEL I. RUBIN

/s/ Tony Di Bona, Authorized Signer

AMMAR H. HANAFI

/s/ Tony Di Bona, Authorized Signer

MICHAEL W. HUNKAPILLER

POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby constitutes and appoints each of J. Leighton Read, M.D., John. F. Shoch and Tony Di Bona, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:
     (1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;
     (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
     (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.
     This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.
     In Witness Whereof, the undersigned has cause this Power of Attorney to be executed as of this 10th day of September, 2002.

/s/ Craig C. Taylor
Craig C. Taylor

POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby constitutes and appoints each of J. Leighton Read, M.D., John F. Shoch and Craig C. Taylor, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:
     (1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;
     (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
     (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.
     This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.
     In Witness Whereof, the undersigned has cause this Power of Attorney to be executed as of this 11th day of September, 2002.

/s/ Douglas E. Kelley
Douglas E. Kelley

POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby constitutes and appoints each of J. Leighton Read, M.D., Craig C. Taylor and Tony Di Bona, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:
     (1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;
     (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
     (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.
     This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.
     In Witness Whereof, the undersigned has cause this Power of Attorney to be executed as of this 11th day of September, 2002.

/s/ John F. Shoch
John F. Shoch

POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby constitutes and appoints each of John F. Shoch, Craig C. Taylor and Tony Di Bona, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:
     (1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;
     (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
     (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.
     This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.
     In Witness Whereof, the undersigned has cause this Power of Attorney to be executed as of this 10th day of September, 2002.

/s/ J. Leighton Read
J. Leighton Read, M.D.

POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby constitutes and appoints each of J. Leighton Read, M.D., John F. Shoch, Tony Di Bona and Craig C. Taylor, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:
     (1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;
     (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
     (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.
     This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.
     In Witness Whereof, the undersigned has cause this Power of Attorney to be executed as of this 8th day of February, 2006.

/s/ Daniel I. Rubin
Daniel I. Rubin

POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby constitutes and appoints each of J. Leighton Read, M.D., John F. Shoch, Tony Di Bona, Craig C. Taylor, Daniel I. Rubin and Michael W. Hunkapiller signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:
     (1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;
     (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
     (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.
     This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.
     In Witness Whereof, the undersigned has cause this Power of Attorney to be executed as of this 30th day of March, 2006.

/s/ Ammar H. Hanafi
Ammar H. Hanafi

POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby constitutes and appoints each of J. Leighton Read, M.D., John F. Shoch, Tony Di Bona, Craig C. Taylor, Daniel I. Rubin and Ammar H. Hanafi signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:
     (1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;
     (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
     (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.
     This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.
     In Witness Whereof, the undersigned has cause this Power of Attorney to be executed as of this 29th day of March, 2006.

/s/ Michael W. Hunkapiller
Michael W. Hunkapiller

EXHIBIT B TO SCHEDULE 13G – FAVRILLE, INC.

	Aggregate Number of
	Shares Beneficially Owned			% of
Name of Originator	Individual	Aggregate		Total Shares
Alloy Ventures 2000, LLC		2,327,472		8.0%
Alloy Partners 2000, L.P.	86,590			0.29%
Alloy Ventures 2000, L.P.	1,689,486			5.8%
Alloy Corporate 2000, L.P.	203,046			0.69%
Alloy Investors 2000, L.P.	348,350			1.19%
Alloy Annex I, LLC		505,052		1.74%
Alloy Annex I, L.P.	505,052			1.74%
Alloy Ventures 2005, LLC		2,327,472		8.0%
Alloy Ventures 2005, L.P.	1,924,905			6.62%
Douglas Kelly	45,274	4,757,429	Note 1	16.53%
Craig Taylor		4,757,429	Note 1	16.37%
John Shoch		4,757,429	Note 1	16.37%
Tony Di Bona		4,757,429	Note 1	16.37%
J. Leighton Read		4,757,429	Note 1	16.37%
Daniel I. Rubin		2,429,957	Note 2	8.36%
Ammar H. Hanafi		1,924,905	Note 3	6.62%
Michael W. Hunkapiller		1,924,905	Note 3	6.62%
The address for all of the above is: 400 Hamilton Avenue, 4th Floor, Palo Alto, California 94301
Alloy Ventures 2000, LLC, Alloy Partners 2000, L.P., Alloy Ventures 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Investors 2000, L.P. are organized in California. The individuals are all U.S. citizens and residents, other than Tony Di Bona who is a citizen of Australia but a U.S. resident.
None of the above has been convicted in any criminal proceedings nor have they been subject to judgments, decrees, or final orders enjoining future violations of Federal or State securities laws.
All of the parties are individuals or entities in the venture capital business.
Note 1: Includes shares held by the following partnerships: Alloy Partners 2000, L.P., Alloy Ventures 2000, L.P., Alloy Corporate 2000, L.P., Alloy Investors 2000, L.P., Alloy Annex I, L.P. and Alloy Ventures 2005, LP. The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest in the partnerships.
Note 2: Includes shares held by Alloy Annex I, L.P. and Alloy Ventures 2005, LP. The reporting person disclaims beneficial ownership of this partnership’s shares except as to the reporting person’s pecuniary interest in the partnerships.
Note 3: Includes shares held by Alloy Ventures 2005, LP. The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest in the partnerships.